Exhibit 10.74

MASTER AGREEMENT

Between

KFx Plant II, LLC
a Delaware limited liability company

and

ARCH COAL, INC.
a Delaware corporation

October 5, 2005

-i-

ARTICLE VII CONFIDENTIALITY		10

7.1	Confidentiality	10

ARTICLE VIII CONSENTS AND APPROVALS		11

8.1	Consents and Authorizations	11

ARTICLE IX ASSIGNMENT		11

9.1	Binding	11
9.2	Permitted Assignments	11

ARTICLE X TERMINATION AND DEFAULT		12

10.1	Termination	12
10.2	Default	12
10.3	Return of Data	12
10.4	Surrender of Possession and Removal of Equipment	13

ARTICLE XI INDEMNIFICATION		13

11.1	Survival and Independence of Indemnification Obligations	13
11.2	Indemnification of Operator	13
11.3	Indemnification of Arch Coal	13
11.4	Claims	13
11.5	Limitations	14

ARTICLE XII MISCELLANEOUS PROVISIONS		15

12.1	Exclusivity of Representations and Warranties; Relationship Between the Parties	15
12.2	Use of Names	15
12.3	No Other Representations Nor Grant of Reliance	15
12.4	Amendment	15
12.5	Notices	15
12.6	Entire Agreement	16
12.7	Severability	16
12.8	No Waiver	17
12.9	Counterparts	17
12.10	Survival	17
12.11	No Implied Covenants	17
12.12	Force Majeure	17
12.13	Other Business Opportunities/No Partnership	17
12.14	Further Assurance	18
12.15	Governing Law; Jurisdiction, Venue; Waiver of Jury Trial, Injunction	18

-ii-

Exhibit A Agreement for Purchase and Sale of Coal
Exhibit B Master Guaranty Agreement
Exhibit C Operating Agreement
Exhibit D Site Lease Agreement

-iii-

MASTER AGREEMENT

            This Master agreement is dated and effective as of October 5, 2005 (the “Effective Date”), by and between KFx Plant II, LLC, a Delaware limited liability company (“Operator”), and Arch Coal, Inc., a Delaware corporation (“Arch Coal”).

Recitals

            WHEREAS, Thunder Basin Coal Company, LLC, a Delaware limited liability company and a subsidiary of Arch Coal (“TBCC”), owns and operates the Coal Creek Mine in Campbell County, Wyoming (the “Mine”);

            WHEREAS, Operator has licensed a proprietary process to upgrade high-moisture content fuels or other carbonaceous materials to solid fuel (including the patents, licenses, trademarks, know-how, trade secrets and other items derivative or subsumed therein, “K-Fuel™ Process”) owned by KFx Inc., a Delaware corporation (“KFx”); and

            WHEREAS, the Parties desire to establish the terms and conditions upon which (i) Operator will construct and operate a plant at the Mine (the “Plant”) which will apply the K-Fuel™ Process to coal mined by TBCC at the Mine, (ii) Arch Coal Sales Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Arch Coal (“ACS”), will, as agent of TBCC, sell coal produced by TBCC at the Mine to Operator for use in the Plant, (iii) Ark Land Company, a Delaware corporation and a wholly-owned subsidiary of Arch Coal (“Ark Land”), may, at Operator’s election, sell certain real property located in Campbell County, Wyoming to Operator to be used for disposal of waste produced by the Plant, and (iv) Arch Coal will have a warrant to make investments in KFx’s common stock.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

            1.1       Definitions.

            “ACS” is defined in the Recitals.

            “Affiliate” of a specified party shall mean any Person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such party. For the purposes of this definition, “control”(including, with correlative meaning, the terms “controlling,”“controlled by”and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

            “Agreement” means this Master Agreement, the Recitals and all Exhibits and Schedules.

            “Arch Coal” is defined in the Preamble.

            “Arch Coal Option” is defined in Section 2.1.

            “Arch Coal Option Notice” is defined in Section 2.1.

            “Ark Land” is defined in the Recitals.

            “Business Days” means all days other than any Saturday, Sunday or federal holiday.

            “Coal Supply Agreement” means the Agreement for Purchase and Sale of Coal by and between Operator and ACS attached hereto as Exhibit A.

            “Claim Notice” is defined in Section 11.4.

            “Claims” is defined in Section 11.4.

            “Data” means, with respect to the Site, all (1) abstracts of title and other title information, (2) environmental reports, (3) all maps, assays, surveys, technical reports, samples and engineering data, and (4) any other data relating to the Site.

            “Defaulting Party” is defined in Section 10.2.

            “Effective Date” is defined in the Preamble.

            “Execution Date” is defined in Section 2.2.

            “Fort Union Plant” means the plant located at the Fort Union site near Gillette, Wyoming, which will produce K-Fuel™.

            “Governmental Authority” means any federal, state, local, tribal or foreign court, tribunal, legislative, administrative or regulatory authority or agency, or any division, department or commission of any of the foregoing with jurisdiction over one or both Parties or the subject matter of this Agreement.

            “Governmental Requirements”means any applicable Law, ordinance, regulation, permit, consent, order or decree or other requirement or pronouncement having the effect of law of any Governmental Authority, as in effect from time to time.

            “Guaranty” means the Master Guaranty Agreement to be executed by certain Owners holding at least Seventy-Five Percent (75%) in the aggregate of the equity ownership interest in Operator in favor of TBCC and ACS attached hereto as Exhibit B.

            “Indemnified Party” is defined in Section 11.4.

            “Indemnifying Party” is defined in Section 11.4.

            “Initial Period”is defined in Section 3.1.

            “Initial Operator Performance Bond” means a bond, letter of credit or other surety from a financial institution rated AA or better by Standard & Poor’s and in a form acceptable to TBCC in an aggregate amount of not less than One Million Dollars ($1,000,000) obtained by Operator pursuant to Section 3.5.

            “K-Fuel™” means the refined, beneficiated coal product resulting from the K-Fuel™ Process and containing a minimum BTU of 10,000/lb.

            “K-Fuel™ Process” is defined in the Recitals.

            “KFx” is defined in the Recitals.

            “Laws” means any law, statute, code, ordinance, treaty, rule, regulation or ruling of any Governmental Authority relating to the Site and Operator Activities.

            “License Agreement” means the Surface Access and Use License Agreement executed by TBCC in favor of Operator of even date herewith which provides for certain activities to be conducted by Operator on the Site prior to the effective date of the Site Lease.

            “Loss” or “Losses” means any and all losses, costs, damages, demands, penalties, fines, settlements, response, remedial, reclamation or inspection costs, reasonable expenses (including interest on any amount payable to a third party as a result of the foregoing), liabilities on account of taxes and assessments (including interest and penalties thereon) and any legal, accounting, auditing, consulting, or other fees and expenses reasonably incurred in connection with investigating or defending any claims, actions or proceedings, whether or not resulting in any liability; provided, however, that the term “Losses” shall not be deemed to include lost profits, opportunity costs, any other consequential damages or punitive damages, except and to extent such Losses arise from Third Party Claims.

            “Mine” is defined in the Recitals.

            “Moody’s” means Moody’s Investors Service, Inc., and its successors.

            “Non-Defaulting Party” is defined in Section 10.2.

            “Notice Period” is defined in Section 11.4.

            “Operating Agreement” means the Operating Agreement by and between Operator and TBCC attached hereto as Exhibit C.

            “Operative Agreements” means, collectively, (i) the Coal Supply Agreement; (ii) the Site Lease; (iii) the Operating Agreement; and (iv) the Guaranty.

            “Operator” is defined in the Preamble.

            “Operator Activities” means any activities conducted by Operator on the Site in compliance with the License Agreement.

            “Operator Option Period” is defined in Section 2.1.

            “Operator Notice” is defined in Section 2.1.

            “Owner” means each holder of an equity ownership interest in Operator.

            “Parties” means Arch Coal and Operator, and “Party” refers to either one of them.

            “Permitted Assignee” means a Person (i) who is not, has not been in the past five (5) years, nor will be during the Term of this Agreement, a Producer or an Affiliate of a Producer; and (ii) either (a) whose unsecured debt (unsupported by any affiliate or third party guaranty) has rating of at least BBB by Standard & Poor’s or Baa3 by Moody’s or (b) who has a net worth in excess of Two Hundred Million Dollars ($200,000,000).

            “Permitted Owner” means any of (i) KFx or (ii) a Person (a) who is not, has not been in the past five (5) years, nor will be during the Term of this Agreement, a Producer or an Affiliate of a Producer, and (b) either (x) whose unsecured debt (unsupported by any affiliate or third party guaranty) has rating of at least BBB by Standard & Poor’s or Baa3 by Moody’s or (y) who has a net worth in excess of Fifty Million Dollars ($50,000,000).

            “Person” means any corporation, partnership (whether general, limited or otherwise), limited liability company, trust, association, joint venture, unincorporated organization, Governmental Authority, or any other legal entity or any natural person.

            “Plant” is defined in the Recitals.

            “Producer” means a Person who derives greater than five percent (5%) of its revenues from the sale of coal in the Powder River Basin in Wyoming.

            “Representative” means a director, manager, officer, employee, agent or other representative of Operator or Arch Coal.

            “Site” is defined in the Recitals of the License Agreement.

            “Site Lease” means the Site Lease Agreement by and between TBCC, as Lessor, and Operator, as Lessee, of the Site attached hereto as Exhibit E.

            “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

            “Stock Purchase and Warrant Agreement” means the Stock Purchase and Warrant Agreement by and between KFx and Arch Coal of even date herewith.

            “TBCC” is defined in the Recitals.

            “Termination Date”means the date on which this Agreement terminates pursuant to the provisions of Article X.

            “Third Party Claim” means any claim or demand asserted against or sought to be collected from any Party to this Agreement by any Person, including employees, managers, directors, shareholders, members, officers and agents of the Parties, other than Arch Coal or Operator.

            “Third Party Grant” is defined in Section 3.2.

            1.2       References to Singular/Plural.  Terms denoting the singular only shall include the plural, and vice versa.

            1.3       References to Exhibits.  Unless otherwise stated, a reference to the Preamble or a Recital, Article, Section, Schedule or Exhibit is a reference to the Preamble or a Recital, Article, Section, Schedule or Exhibit of this Agreement

            1.4       Numbers and Headings.  Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

            1.5       Gender References.  Reference to any gender includes the other.

            1.6       Including.  Reference to “including” means including, but not by way of limitation.

            1.7       References to Agreement.  Unless otherwise expressly provided in this Agreement, reference to an agreement (including this Agreement), document or instrument is the same as amended, modified, novated or replaced from time to time.

            1.8       References to Statutes.  Reference to a statute or other legislative act, by-law, rule, regulation or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

ARTICLE II
ARCH COAL’S OPTION TO ENTER INTO OPERATIVE AGREEMENTS

            2.1       Arch Coal’s Option to Enter into Operative Agreements.  If, after conducting Operator Activities, Operator intends to construct and operate the Plant, Operator shall deliver a notice to Arch Coal after March 1, 2006 but in any event on or before July 1, 2006 (the “Operator Option Period”) indicating such intent (the “Operator Notice”).  Arch Coal shall have an option (the “Arch Coal Option”) for a period of thirty (30) days from its receipt of the Operator Notice, by delivery of notice to Operator (the “Arch Coal Option Notice”), to enter into the Operative Agreements.  Upon receipt of the Operator Notice, Arch Coal shall make a good faith determination of the commercial viability of the proposed Plant.  In order to make such determination, Arch Coal shall consider (i) the information supplied to Arch Coal by Operator pursuant to Section 2.3 hereof; (ii) Arch Coal’s general knowledge and experience with respect to the potential commercial market for the K-Fuel™ product to be produced and sold by the Plant; and (iii) such other information as Arch Coal may reasonably request from Operator.  If, after reviewing such information, Arch Coal determines, in its sole reasonable discretion, that the Plant is not reasonably certain to be commercially viable for the term of the Operating Agreement, then Arch Coal can refuse to exercise the Arch Coal Option.

            2.2       Operative Agreements.  If Arch Coal exercises the Arch Coal Option by timely delivery of the Arch Coal Option Notice, then the Parties and their Affiliates, as appropriate, shall, within ten (10) days of delivery of the Arch Coal Option Notice (the “Execution Date”),

execute and deliver each of the Operative Agreements in the form attached hereto.  Each of the Operative Agreements shall be effective as of the Execution Date.

            2.3       Delivery Requirements.  Except as prohibited in any existing confidentiality agreement between Operator and a third party, so long as Operator has used its best efforts to obtain a release of such confidentiality agreement, (a) beginning on February 1, 2006, and on the tenth day of each month thereafter, and (b) upon the date Operator provides the Operator Notice to Arch Coal, Operator shall deliver to Arch Coal a monthly accounting for the Fort Union Plant for the immediately preceding month, which accounting shall include, (i) the amount and quality of the K-Fuel™ produced, (ii) the amount and quality of the raw coal used as feedstock, (iii) the amount and quality of the screened-off undersize raw coal, (iv) the customers and plants to whom the K-Fuel™ was sold, (v) the amount of K-Fuel™ Operator shipped to each of its customers from the Fort Union Plant, (vi) evidence of either firm financing commitments (or other established sources of funds) sufficient to construct and operate the Plant as contemplated by the Operative Agreements or efforts undertaken to secure such firm financing commitments, and (vii) other information as Arch Coal in its sole reasonable discretion may require to assess whether to exercise the Arch Coal Option.  At Arch Coal’s request, Operator will also arrange for Arch Coal to meet with Operator and the customers to whom the K-Fuel™ has been sold.

ARTICLE III
SITE OPERATIONS

            3.1       Operator Activities.  During the period from the Effective Date until the earlier to occur of (i) the Execution Date or (ii) the Termination Date (such period being the “Initial Period”), Operator and its Affiliates shall have the right to enter into and conduct Operator Activities on the Site only in accordance with the provisions of the License Agreement.   TBCC shall use reasonable efforts to coordinate Operator’s entrance onto the Site during the Initial Period, provided that Operator’s request for entrance upon the Site is reasonable and during normal business hours and provided further that Operator provides TBCC at least 24-hours notice of its desire to enter the Site, subject, however in all cases, to existing third party rights and agreements affecting the Site.  Operator shall conduct all Operator Activities on the Site in a good and workmanlike manner and consistent with good mining and engineering practices and in accordance with applicable Laws.  Operator shall not conduct any Operator Activities that result, or could reasonably be expected to result, in any adverse impact on the coal reserves in the Mine or the ability of TBCC to mine on the Site or otherwise interfere with TBCC’s activities in the Mine.  Operator shall secure all permits, authorizations, approvals, insurance and bonds required to carry out the Operator Activities.  Within ten (10) days of the end of each calendar month, Operator shall provide TBCC with a copy of each permit or authorization applied for or received from a Governmental Authority relating to the Site and a written description and map of Operator’s existing and proposed Operator Activities, excluding any business, financial or operational information.

            3.2       Third Party Grants.  Ark Land or TBCC may grant rights in and to the Site to third parties for right-of-ways, easements or access in and through the Site (each, a “Third Party Grant”) where necessary or reasonable for its activities and shall do the same at Operator’s request and expense with respect to Operator Activities, provided that each such Third Party Grant by TBCC at the request of Operator shall (i) have a term no longer than the Initial Period,

(ii) be made in connection with the permitting and development of the Plant, and (iii) be subject to reasonable termination provisions which would allow Ark Land or TBCC, as the case may be, or their successors to terminate such Third Party Grants on the Termination Date.

            3.3       Data.  During the Initial Period, Arch Coal shall make available to Operator all Data in its possession or reasonably available to it relating to the Site.  Operator may copy any of the Data at Operator’s sole cost and expense.  Arch Coal makes no representation or warranty as to the accuracy, reliability or completeness of any of the Data, and Operator shall rely on the Data at its sole risk.

            3.4       Reclamation Obligation for Operator Activities.  In the event that this Agreement terminates (other than as a result of the execution of the Operative Agreements), Operator shall promptly commence required reclamation obligations for Operator Activities conducted on or affecting the Site and shall use its commercially reasonable efforts to assure that any and all reclamation activities are conducted in a time and manner to avoid interference with any activities of TBCC and its mining operations.  This Section 3.4 shall survive the termination of this Agreement.

            3.5       Initial Operator Performance Bond.  Prior to undertaking any Operator Activities or any activities permitted by the License Agreement, Operator, at its sole cost and expense, shall secure, and shall maintain throughout the term of this Agreement and the License Agreement, the Initial Operator Performance Bond in order to secure Operator’s obligations under this Agreement and the License Agreement.  The terms of the Initial Operator Performance Bond shall prohibit any amendment, revision, waiver or termination without the express written consent of Arch Coal.  Arch Coal shall have the rights granted under this Agreement to call upon the Initial Operator Performance Bond.  The Initial Operator Performance Bond shall survive the termination of this Agreement until Operator has either satisfied all obligations under this Agreement or has replaced the Initial Operator Performance Bond with the Operator Performance Bond pursuant to the provisions of the Operating Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARCH COAL

            Arch Coal represents and warrants to Operator as of the date of this Agreement and as of the Execution Date as follows:

            4.1       Corporate Status and Authority of Arch Coal and its Affiliates.  Arch Coal and each of its Affiliates party to the Operative Agreements are entities validly existing and in good standing under the laws of each entity’s state of formation and are in good standing as foreign entities in the State of Wyoming.  Arch Coal and its Affiliates have the requisite power and authority to execute and deliver this Agreement and the Operative Agreements to which they are a party, perform their obligations under such agreements and to consummate the transactions and perform the obligations imposed upon them as contemplated by this Agreement and the Operative Agreements.  The execution, delivery and performance by Arch Coal and its Affiliates of this Agreement and the Operative Agreements have been duly authorized by Arch Coal and its Affiliates party to the Operative Agreements and constitute all necessary action on the part of Arch Coal and such Affiliates for such execution, delivery and performance.  This Agreement has been duly executed and delivered by Arch Coal and, assuming valid execution and delivery by Operator, constitutes the valid and binding obligation of Arch Coal and its Affiliates, enforceable against Arch Coal in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights.  Upon execution, the Operative Agreements shall be duly executed and delivered by Arch Coal and its Affiliates as appropriate and shall constitute the valid and binding obligations of Arch Coal and such Affiliates, enforceable against such companies in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights.

            4.2       No Conflicts.  Except as contemplated thereunder, the execution, delivery and performance by Arch Coal and its Affiliates of this Agreement and the Operative Agreements and the consummation of the transactions contemplated by such agreements will not result in (i) any conflict with or violation of the organizational documents of Arch Coal and its Affiliates, or (ii) any breach or violation of or default under, or result in the creation or imposition of any lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which Arch Coal or its Affiliates is a party or by which Arch Coal or its Affiliates or any of their properties or assets are bound.

            4.3       Consents.  No consent, approval or authorization of or filing with any Governmental Authority or third party is required on the part of Arch Coal or its Affiliates in connection with the execution and delivery of this Agreement and the Operative Agreements or the consummation of the transactions contemplated by such Agreements,except consents required from Governmental Authorities or third party lessors with respect to the Site Lease.

            4.4       Litigation.  There is no proceeding pending or, to Arch Coal and its Affiliates’ knowledge, threatened against or affecting any of them which would have a material adverse effect on the transactions contemplated by this Agreement.

            4.5       Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Arch Coal and its Affiliates directly with Operator without the intervention of any Person on behalf of Arch Coal and its Affiliates in such manner as to give rise to any valid claim by any Person against Operator for a finder’s fee, brokerage commission or similar payment.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF OPERATOR

            Operator represents and warrants to Arch Coal as of the date of this Agreement and as of the Execution Date as follows:

            5.1       Corporate Status and Authority.  Operator is an entity validly existing and in good standing under the laws of its state of formation and is in good standing as a foreign entity in the State of Wyoming.  Operator has all requisite power and authority to execute and deliver this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  Operator has all requisite power and authority to execute and deliver the Operative Agreements, to perform its obligations thereunder and to consummate the transactions contemplated by the Operative Agreements.  The execution, delivery and performance by Operator of this Agreement, the Operative Agreements have been duly authorized by Operator and constitute all necessary action on the part of Operator for such execution, delivery and performance.  This Agreement has been duly executed and delivered by Operator and, assuming valid execution and delivery by Arch Coal, constitutes the valid and binding obligation of Operator, enforceable against Operator in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights.  Upon execution, the Operative Agreements shall be duly executed and delivered by Operator and shall constitute the valid and binding obligations of Operator, enforceable against Operator in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights.

            5.2       No Conflicts.  The execution, delivery and performance by Operator of this Agreement and the consummation of the transactions contemplated hereby will not result in:  (i) any conflict with the organizational documents of Operator or (ii) any breach or violation of or default under, or result in the creation or imposition of any lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which Operator is a party or by which Operator or any of its properties or assets are bound. The execution, delivery and performance by Operator of the Operative Agreements and the consummation of the transactions contemplated thereby will not result in:  (i) any conflict with the organizational documents of Operator or (ii) any breach or violation of or default under, or result in the creation or imposition of any lien under, any statute, regulation, judgment, order or decree, or any mortgage, deed of trust, indenture, security agreement, pledge or any other similar instrument to which Operator is a party or by which Operator or any of its properties or assets are bound.

            5.3       Governmental Consents.  No consent, approval or authorization of or filing with any Governmental Authority is required on the part of Operator in connection with the execution and delivery of this Agreement, the Operative Agreements or the consummation of the transactions contemplated hereby and thereby, except permits and consents required from Governmental Authorities or third party lessors with respect to the Site Lease.

            5.4       Independent Evaluation.

                        (a)        Operator has reviewed or received copies of, or had the opportunity to review, such information from Arch Coal and its Affiliates as it has requested, and has had the opportunity to make such inquiry of Representatives of Arch Coal and its Affiliates as Operator deems appropriate.

                        (b)        OPERATOR ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF ARCH COAL AND ITS AFFILIATES OR ANY AFFILIATE, EMPLOYEE OR AGENT OF ARCH COAL AND ITS AFFILIATES HAS

MADE ANY REPRESENTATION, PROMISE, COVENANT OR WARRANTY REGARDING ANY OF ARCH COAL AND ITS AFFILIATES, ITS PROPERTIES, ASSETS, BUSINESS, OPERATIONS, LIABILITIES OR OBLIGATIONS OR OTHERWISE.  ARCH COAL AND ITS AFFILIATES DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OPERATIVE AGREEMENTS.

            5.5       Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Operator directly with Arch Coal without the intervention of any Person on behalf of Operator in such manner as to give rise to any valid claim by any Person against Arch Coal or its Affiliates for a finder’s fee, brokerage commission or similar payment.

ARTICLE VI
COVENANTS

            6.1       Additional Covenants of Arch Coal.  From the Effective Date until the end of the Initial Period, Arch Coal shall, or, if applicable, cause its Affiliates to:

                        (a)        Maintain existence and remain in good standing as a foreign entity under the laws of the State of Wyoming;

                        (b)        Maintain the Site and fully and timely pay all of its obligations with respect to the Site, including, without limitations, property taxes and lease payments;

                        (c)        Except for existing liens, liens executed in connection with the financing activities of Arch Coal or its Affiliates and Third Party Grants, prevent the placing of any lien upon or in relation to the Site, and promptly cure and remove any such lien upon or in relation to the Site; and

                        (d)        Until the earliest to occur of (i) the date on which Operator notifies Arch Coal that it will not construct the Plant, (ii) July 1, 2006, in the event Operator fails to deliver the Operator Notice to Arch Coal on or before such date, (iii) Arch Coal’s election not to exercise the Arch Coal Option, or (iv) the execution and delivery of the Coal Supply Agreement, Arch Coal shall not enter into any contract for the sale of coal which would interfere with its ability to perform its obligations under the Coal Supply Agreement.

            6.2       Additional Covenant of Operator.  Operator shall be owned solely by Permitted Owners.

ARTICLE VII
CONFIDENTIALITY

            7.1       Confidentiality.  The terms and conditions (including, without limitation, price) set forth in this Agreement are considered by the Parties to be confidential and proprietary information.  Neither Party shall disclose any such information to any third party without the other Party’s prior written consent; provided, however, that no such consent shall be needed where such disclosure (i) is required by law, regulation, or regulatory agencies having jurisdiction over one of the Parties or (ii) is necessary in connection with a Party's assertion of a claim or defense in a judicial or administrative proceeding and that in either of these events, the Party intending to make such disclosure shall advise the other Party in advance and cooperate to the extent practicable to minimize the disclosure of any such information.  Notwithstanding the foregoing provisions of this Section 7.1, either Party may disclose any information contained in this Agreement to a prospective purchaser of the stock, equity interests or assets of that Party or to a lender in connection with a financing transaction, or in the case of TBCC only to a prospective purchaser of the Mine; provided, however, that any such prospective purchaser or lender shall be bound by the provisions of this Section 7.1.  For purposes of this Section 7.1, the term “third party” shall not include (i) a Party’s parent, subsidiary, Affiliate, or sister corporation or (ii) a Party’s respective officers, directors, employees, legal advisers, accountants, lessors or consultants; provided further, that no exception to the confidentiality provisions set forth in this Section 7.1 shall allow either Party to make any press release without the other Party’s prior written consent.

ARTICLE VIII
CONSENTS AND APPROVALS

            8.1       Consents and Authorizations.  Arch Coal, at Operator’s request and expense, shall use commercially reasonable efforts to assist Operator and KFx in obtaining such consents, authorizations and approvals from Governmental Authorities and third parties as shall be necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
ASSIGNMENT

            9.1       Binding.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

            9.2       Permitted Assignments.

                        (a)        Operator shall not assign all or any part of its interest, rights or obligations in and to this Agreement without the prior written consent of Arch Coal, which consent may be withheld at Arch Coal’s sole discretion; provided however, that, consent shall not be required for a transfer by Operator to a Permitted Assignee.

                        (b)        Arch Coal may, without the prior written consent of Operator, (i) assign all (but not less than all) of this Agreement and transfer all (but not less than all) of the Site to a Person, provided that such assignee agrees in writing to be bound by all of the terms and conditions of this Agreement; and (ii) assign any or all of the Site to an Affiliate, provided such Affiliate agrees in writing to be bound by all of the terms and conditions of this Agreement.

                        (c)        Any transfer or assignment in violation of this Article IX shall be void and of no effect.

                        (d)        No assignment of this Agreement may be made without a corresponding assignment of the License Agreement.  Any agreed transfer or assignment shall be subject in all cases to the continuance of the Initial Operator Performance Bond as set out in Section 3.5.

ARTICLE X
TERMINATION AND DEFAULT

            10.1     Termination.

                        (a)        This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned, for any reason, by the mutual written consent of the Parties.

                        (b)        This Agreement shall terminate upon the termination of the License Agreement.

                        (c)        This Agreement shall terminate upon the execution of the Operative Agreements.

                        (d)        Operator may terminate this Agreement at any time upon thirty (30) days prior written notice to Arch Coal.

                        (e)        If Operator has not delivered the Operator Notice during the Operator Option Period, then this Agreement shall terminate and neither Arch Coal nor Operator shall have any further liability or obligations under this Agreement, except for those provisions of this Agreement that explicitly survive termination and as otherwise set forth in this Article X.

                        (f)         If Arch Coal has not delivered the Arch Coal Option Notice within thirty (30) days of its receipt of the complying Operator Notice, then this Agreement shall terminate and neither Arch Coal nor Operator shall have any further liability or obligations under this Agreement, except for those provisions of this Agreement that explicitly survive termination and as otherwise set forth in this Article X.

            10.2     Default.  In the event of a material default under this Agreement or the License Agreement on the part of a Party (the “Defaulting Party”), the non-defaulting Party (the “Non-Defaulting Party”) shall give to Defaulting Party written notice specifying the particular default or defaults asserted, and Defaulting Party shall have thirty (30) days after the receipt of said notice within which either (i) to cure such specified default or defaults or (ii) to diligently undertake to cure the default or defaults and promptly thereafter cure them.  In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable thirty (30) day period and thereafter diligently pursued to completion within sixty (60) days from receipt of notice, the Non-Defaulting Party may elect to terminate this Agreement by notice to Defaulting Party.

            10.3     Return of Data.  Within ten (10) days of the Termination Date, Operator shall as soon as practicable return to Arch Coal all Data and other information furnished by Arch Coal to Operator relating to the Site or destroy such Data and certify that such Data has been destroyed.

            10.4     Surrender of Possession and Removal of Equipment.  On the Termination Date, unless Operator and TBCC execute the Site Lease, Operator shall surrender possession of the Site to TBCC, subject to the condition that Operator shall have the right at any time within ninety (90) days after such surrender to complete any required reclamation obligations and remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on the Site, provided, however, that Operator (i) shall use its reasonable efforts to remove such equipment as promptly as possible and in any event within ninety (90) days, and shall take all reasonable steps to assure that such equipment is removed in a time and manner to avoid interference with any mining activities of TBCC and (ii) shall complete its reclamation obligations set forth in 0 as promptly as possible.  If the property described in clause (i) is not removed within the time period set forth above, at Arch Coal’s election, (x) the title to such property shall automatically be transferred to Arch Coal or (y) Arch Coal may remove any such property and dispose of it in a commercially reasonable manner at the expense of Operator.

ARTICLE XI
INDEMNIFICATION

            11.1     Survival and Independence of Indemnification Obligations.  The indemnification provisions of this Article XI relate to all indemnification obligations of the Parties under this Agreement, except that the survival provisions of this Section 11.1 shall not apply to the indemnity obligations set forth in the Operative Agreements.  The indemnification obligations of the Parties set forth in this Article XI shall survive until (but only until) (i) the Execution Date, or (ii) if this Agreement is terminated prior to the Execution Date, the second anniversary of the Termination Date.

            11.2     Indemnification of Operator.  Arch Coal shall indemnify and hold Operator and its managers, members, directors, shareholders, Affiliates, employees and agents harmless from and against all claims, causes of action and Losses that Operator may suffer, sustain or become subject to by reason of or arising out of (i) any material breach of a representation, warranty or covenant of Arch Coal contained in this Agreement or any other agreement or instrument executed by Arch Coal pursuant to this Agreement and (ii) claims arising out of activities or operations of or on behalf of Arch Coal or its Affiliates on or relating to the Site.

            11.3     Indemnification of Arch Coal.  Operator shall indemnify and hold Arch Coal and its managers, members, directors, shareholders, Affiliates, employees and agents harmless from and against all claims, causes of action and Losses that Arch Coal may suffer, sustain or become subject to by reason of or arising out of (i) any material breach of a representation, warranty or covenant of Operator contained in this Agreement or any other agreement or instrument executed by Operator pursuant to this Agreement and(ii) claims arising out of activities or operations of or on behalf of Operator or its Affiliates on or relating to the Site.

            11.4     Claims.  In the event that either Party (the “Indemnified Party”) has a claim or in the event that any claim or demand for which the other Party (the “Indemnifying Party”) would be liable to the Indemnified Party is asserted against or sought to be collected by a third party (“Claims”), the Indemnified Party shall promptly notify the Indemnifying Party of such Claim specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the

“Claim Notice”), provided that the failure to promptly notify the Indemnifying Party shall not operate to waive, reduce or extinguish the Indemnified Party’s rights hereunder unless and to the extent such failure prejudices the Indemnifying Party.  The Indemnifying Party shall have 10 Business Days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Claim and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Claim; provided, however, that the Indemnified Party is authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests; provided further, that the Indemnified Party shall use its reasonable efforts to provide the Indemnifying Party with notice of any such filing and an opportunity to comment on such filing.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute such liability and desire to defend against such Claim, then except as provided below, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability for any other matter.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  If, in the reasonable opinion of the Indemnified Party, any such Claim involves an issue or matter that could have an adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party or an Affiliate of the Indemnified Party, the Indemnified Party shall have the right to control the defense or settlement of any such Claim, and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party under this Article XI.  If the Indemnifying Party disputes its liability with respect to such Claim or elects not to defend against such Claim, whether by not giving timely notice as provided above or otherwise, then the amount of any such Claim, or, if the same be contested by the Indemnifying Party, then that portion of such Claim as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party under this Agreement (subject, if the Indemnifying Party has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).  Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim hereunder for potential or contingent Claims provided the Claim Notice sets forth the specific basis for any such potential or contingent Claim and the estimated amount of a Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim will be made.

            11.5     Limitations.  THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CLAIM MADE PURSUANT TO THIS 0, EXCEPT TO THE EXTENT ARISING OUT OF A THIRD PARTY CLAIM FOR which A PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER FROM THE OTHER PARTY.

ARTICLE XII
MISCELLANEOUS PROVISIONS

            12.1     Exclusivity of Representations and Warranties; Relationship Between the Parties.  It is the explicit intent and understanding of the Parties that none of the Parties nor any of their respective Affiliates, Representatives, advisors or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and none of the Parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party or such other party’s Affiliates, Representatives, advisors or agents, except for the representations and warranties expressly set forth in such agreements.  The Parties agree that this is an arm’s-length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement.

            12.2     Use of Names.  Operator will not use any name affiliated with Arch Coal, TBCC, ACS, any Affiliate of such entities, or any name affiliated with such entities’ mines in printed materials, signage, websites or similar identifying materials.

            12.3     No Other Representations Nor Grant of Reliance.  Except for the express representations and warranties made by Arch Coal in this Agreement, Arch Coal makes no representation or warranty to Operator with respect to any reports or title opinions delivered by or on behalf of Arch Coal to Operator.  Operator acknowledges that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such reports and title opinions furnished to it.  In producing any Data to Operator, Arch Coal explicitly is not granting any right of reliance to Operator or any Affiliate of Operator relating to the information, analysis or projections provided in such documents.

            12.4     Amendment.  This Agreement shall not be amended or modified except by an agreement in writing duly executed by each of the Parties.

            12.5     Notices.  All notices provided for herein shall be given to the Parties at the following addresses:

                        If to Arch Coal:

                                    Arch Coal, Inc.
                                    Suite 300 CityPlace One
                                    St. Louis, Missouri 63141
                                    Attention: V.P. Business Development
                                    Facsimile: (314) 944-2940

                                    With a Copy to:

                                    Arch Coal, Inc.
                                    Suite 300 CityPlace One
                                    St. Louis, Missouri 63141
                                    Attention: General Counsel
                                    Facsimile: (314) 944-2734

                        If to Operator:

                                    KFx Plant II, LLC
                                    55 Madison Street, Ste. 500
                                    Denver, Colorado 80206
                                    Attention: President
                                    Facsimile: (303) 293-8430

                                    With a Copy to:

                                    KFx Plant II, LLC
                                    55 Madison Street, Ste. 500
                                    Denver, Colorado 80206
                                    Attention: General Counsel
                                    Facsimile: (303) 293-8430

or at such other address or number as shall be designated by either Party in a notice to the other Party given in accordance with this Section 12.5.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (a) in the case of a notice sent by regular mail, on the date actually received by the addressee, (b) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (c) in the case of a notice delivered by hand, when personally delivered, (d) in the case of a notice sent by facsimile or electronic transmission, upon transmission subject to telephone confirmation of receipt, and (e) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

            12.6     Entire Agreement.  This Agreement and the Schedules and Exhibits which are incorporated by reference, and the License Agreement represent the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes, replaces and is in lieu of any and all prior oral and written agreements, arrangements and understandings between the Parties, including any outstanding agreements granting Operator access to the Site, with respect to such subject matter and can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

            12.7     Severability.  If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

            12.8     No Waiver.  The failure of a Party at any time or times to require performance of any provision this Agreement shall not affect the right at a later time to enforce the same.  No waiver by a Party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

            12.9     Counterparts.  This Agreement may be executed in one or more counterparts, each of which, by facsimile or otherwise, shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

            12.10   Survival.  Except as otherwise expressly provided, all representations, warranties and covenants under this Agreement, except as otherwise noted, shall survive until (but only until) the earlier to occur of (i) the Execution Date or (ii) the Termination Date.

            12.11   No Implied Covenants.  No implied term, covenant, condition or provision of any kind whatsoever shall affect either of the Parties’ respective rights and obligations hereunder, including rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

            12.12   Force Majeure.  The Parties exclude and expressly waive any claim of delay, waiver or relief of compliance or release of obligation for reasons of force majeure.  The Initial Period shall not be extended for any additional period of time based on a claim of force majeure.

            12.13   Other Business Opportunities/No Partnership.

                        (a)        This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth in this Agreement.  Subject to the provisions of Article VI relating to maintenance of the Site, each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated by this Agreement, without consulting the other or inviting or allowing the other to participate therein.   The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture or operation of either Party, whether adjacent to, nearby or removed from the Site, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Site at any time, or within the Site after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities under this Agreement.

                        (b)        Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them.  It is not the intention of the Party to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership.  Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein.  The rights, duties, obligations and liabilities of the Party shall be several and not joint or collective.

            12.14   Further Assurance.  At the request of either Party, the Parties shall take such reasonable actions, and execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to effect the purposes of this Agreement and the transactions contemplated hereby.

            12.15   Governing Law; Jurisdiction, Venue; Waiver of Jury Trial, Injunction.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.  Each Party hereby (a) irrevocably submits to the non-exclusive personal jurisdiction of any Wyoming state or federal court over any claim or dispute arising out of or relating to this Agreement and irrevocably agrees that all such claims and disputes may be heard and determined in such Wyoming state or federal court, and (b) irrevocably waives, to the fullest extent permitted by applicable Law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Wyoming state or federal court and any claim that any such proceeding brought in a Wyoming state or federal court has been brought in an inconvenient forum; provided, however,that nothing contained in this Section 12.15 is intended to waive the right of either Party to remove any such action or proceeding commenced in any such Wyoming state court to an appropriate Wyoming federal court to the extent the basis for such removal exists under applicable law.  Operator acknowledges and agrees that irreparable damage could occur to the Site if Operator fails to perform any of the provisions of this Agreement in accordance with their specific terms.  Accordingly, Arch Coal shall be entitled to equitable relief, including the remedy of an injunction, to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Arch Coal may be entitled at law or in equity.  Each Party hereby irrevocably agrees that service of process may be made on it by mailing, by certified mail, a copy of such process to such Party at its address for notices specified herein.  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Governmental Requirements.  Nothing in this Section 12.15 shall affect the right of either Party to serve legal process in any other manner permitted by Governmental Requirements or affect the right of either Party to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.  ARCH COAL AND OPERATOR HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

            IN WITNESS WHEREOF, the Parties hereto have caused this Master Agreement to be duly executed with legal and binding effect by their respective authorized officers as of the Effective Date.

KFx Plant II, LLC

By: /s/ JAMES P. IMBLER
Name: James P. Imbler
Title: Senior Vice President – Business Development

Arch Coal, Inc.

By: /s/ HENRY BESTEN
Name: Henry Besten
Title: Senior Vice President

Exhibit A
to
Master Agreement

Agreement for Purchase and Sale of Coal

Exhibit B
to
Master Agreement

Master Guaranty Agreement

Exhibit C
to
Master Agreement

Operating Agreement

Exhibit D
to
Master Agreement

Site Lease Agreement